Exhibit 99.1
OpenText Completes Divestiture of Non-Core Unit for $163 Million
OpenText to Use Proceeds to Reduce Debt
Waterloo, ON, January 12, 2026 - Open Text Corporation (NASDAQ: OTEX), (TSX: OTEX), today announced that it has successfully completed its previously announced divestiture of an on-premise solution, eDOCS, a part of its Analytics portfolio, to NetDocuments Software, Inc., for US$163 million in cash before taxes, fees and other adjustments.
“The closing of this transaction reinforces our strategic commitment to divest non-core assets as we continue to sharpen our focus on growing our core business to accelerate long-term value creation,” said Tom Jenkins, OpenText Executive Chairman of the Board and Chief Strategy Officer.
OpenText intends to use the net proceeds from the divestiture to reduce outstanding debt.
About OpenText
OpenText™ is a global leader in secure information management for AI, helping organizations protect, govern, and activate their data with confidence. Our technologies turn data into information with context to form the knowledge base for AI. Learn more at www.opentext.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Further, readers should note that we may announce information using our website, press releases, securities law filings, public conference calls, webcasts and the social media channels identified on the Investors section of our website (https://investors.opentext.com). Such social media channels may include the Company's or our executive's blog, Twitter account or LinkedIn account. The information posted through such channels may be material. Accordingly, readers should monitor such channels in addition to our other forms of communication.
Note: All dollar amounts in this press release are in U.S. dollars unless otherwise indicated.
For more information, please contact:
Greg Secord
Vice President, Investor Relations
Open Text Corporation
(416) 956 0380 (Canada) / (415) 963 0825 (U.S.)
investors@opentext.com
Copyright ©2026 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved. For more information, visit: https://www.opentext.com/about/copyright-information.
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